UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 3, 2009

THE NEWARK GROUP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	333-118844	22-2884844
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

20 Jackson Drive

Cranford, New Jersey 07016

(Address of principal executive office)

(Zip Code)

(908) 276-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 3, 2009, The Newark Group, Inc. (the “Company”) and the holders of approximately 74% (the “Holders”) of its 9-3/4% Senior Subordinated Notes due 2014 (the “Notes”) issued pursuant to the Indenture (as defined below) entered into a Limited Waiver and Forbearance Agreement (the “Forbearance Agreement”). Pursuant to the Forbearance Agreement, the Holders agreed to forbear from exercising certain rights as a result of the occurrence of certain events of default under the Notes and under the Indenture dated as of March 12, 2004 among the Company, certain guarantors and The Bank of New York, as Trustee (the “Indenture”). The events of default for which the Holders agreed to forbear relate to the Company’s failure to pay semi-annual interest on March 15, 2009 on $175 million of outstanding Notes and its failure to file with the Securities and Exchange Commission its quarterly report on Form 10-Q for the quarter ended January 31, 2009.

The Company was entitled to a 30 day grace period with respect to each of the above defaults. The Forbearance Agreement extends that grace period until May 31, 2009, subject to certain conditions. The extended grace period is designed to give the Company additional time to negotiate changes to its capital structure with the Holders as well as with lenders under its two senior secured credit facilities. As previously disclosed, on February 20, 2009, the Company entered into a separate forbearance agreement with respect to defaults under its asset-based senior secured revolving credit facility (the “ABL Facility”) and it has been discussing financing matters with lenders under that facility as well as the lenders under its credit-linked loan facility (the “CL Facility”), under which the Company is also in default due to issues similar to those under the ABL Facility. Neither the lenders under the ABL Facility nor the lenders under the CL Facility have taken any action to accelerate the obligations due under their respective agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE NEWARK GROUP, INC.
Date: April 7, 2009
	By:	/s/ Joseph E. Byrne
Joseph E. Byrne
Vice President and Chief Financial Officer